       As filed with the Securities and Exchange Commission On May 25, 2001

                                               Registration Number 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               GRANT PRIDECO, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                           76-0312499
  (States of other jurisdictions of                          (I.R.S. Employer
   incorporation or organization)                          Identification Nos.)

                       1450 LAKE ROBBINS DRIVE, SUITE 600
                           THE WOODLANDS, TEXAS 77380
                                 (281) 297-8500

    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                               MR. CURTIS W. HUFF
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               GRANT PRIDECO, INC.
                       1450 LAKE ROBBINS DRIVE, SUITE 600
                           THE WOODLANDS, TEXAS 77380
                                 (281) 297-8500
  (Name, address, including zip code, and telephone number including area code, of agent for service)

                                   Copies to:
                                  PHILIP CHOYCE
                       VICE PRESIDENT AND GENERAL COUNSEL
                               GRANT PRIDECO, INC.
                       1450 LAKE ROBBINS DRIVE, SUITE 600
                           THE WOODLANDS, TEXAS 77380
                                 (281) 297-8500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this post effective amendment becomes effective, subject to market conditions and other factors.

If the only Securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

======================================================================================================================
                                          CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                                                       PROPOSED
                                                             PROPOSED MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES TO    AMOUNT TO BE      OFFERING PRICE PER        AGGREGATE         AMOUNT OF
             BE REGISTERED                 REGISTERED            SHARE (1)          OFFERING PRICE   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.01 per share      631,579           22.2                   14,021,054        3,506
======================================================================================================================

(1) Estimated pursuant to Rule 457(c) of calculating the registration fee based on the average of the high and low prices reported on the New York Stock Exchange as of May 23, 2001.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
                              [GRANT PRIDECO LOGO]


                           631,579 SHARES COMMON STOCK



GRANT PRIDECO PREVIOUSLY ISSUED AN AGGREGATE OF 631,579 SHARES OF COMMON STOCK TO DAVID R. HALL (THE "SELLING STOCKHOLDER") IN CONNECTION WITH AN ACQUISITION. WE WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE SHARES BY THE SELLING STOCKHOLDER. ON MAY 23, 2001, THE LAST REPORTED SALES PRICE PER SHARE OF OUR COMMON STOCK WAS $21.90.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE DECIDING TO MAKE AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

THIS PROSPECTUS IS NOT AN OFFER TO SELL THE COMMON STOCK AND IT IS NOT SOLICITING AN OFFER TO BUY THE COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.



May 25, 2001

                                    CONTENTS

GRANT PRIDECO....................................................................................................1

FORWARD-LOOKING STATEMENTS.......................................................................................4

USE OF PROCEEDS..................................................................................................4

RISK FACTORS.....................................................................................................4

DESCRIPTION OF COMMON STOCK .....................................................................................8

         Common Stock............................................................................................8

                  Voting Rights..................................................................................8

                  Dividend Rights................................................................................8

                  Liquidation Rights and Other Provisions........................................................8

                  Transfer Agent And Registrar...................................................................8

         Preferred Stock.........................................................................................9

         No Preemptive Rights....................................................................................9

         Business Combinations with Interested Stockholders......................................................9

         Nomination Of Directors................................................................................10

PLAN OF DISTRIBUTION AND SELLING STOCKHOLDER....................................................................10

LEGAL MATTERS...................................................................................................11

EXPERTS.........................................................................................................11

WHERE YOU CAN FIND MORE INFORMATION.............................................................................12

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................................................12

                                     SUMMARY

         This summary highlights some basic information from this prospectus to help you understand our business. You should read this prospectus carefully to understand fully our common stock and other considerations that may be important to you.

                                  GRANT PRIDECO

         Grant Prideco is the world's largest manufacturer and supplier of oilfield drill pipe and other drill stem products and one of the leading North American providers of high-performance engineered connections and premium tubing and casing. Our drill stem products are used to drill oil and gas wells while our engineered connections and premium tubing and casing are products used to complete oil and gas wells once they have been successfully drilled. Our customers include major, independent and state-owned oil companies, drilling contractors, oilfield service companies and North American oil country tubular goods (OCTG) distributors. We operate 22 manufacturing facilities located in the United States, Mexico, Canada, Europe and Asia and 30 sales, service and repair locations globally.

         We conduct our operations through two business segments:

         Drilling Products. Our drilling products segment manufactures and sells a full range of proprietary and API drill pipe, drill collars, heavy weight drill pipe and accessories. These drill stem products make up the principal tools (other than the rig) used for the drilling of an oil or gas well that are located between the rig floor and the bit. Our drilling products are highly engineered tools specifically designed for today's difficult and harsh drilling environments and include a wide variety of sizes, designs and metallurgy. This segment also manufactures drill pipe and other products used in the industrial markets for fiber optic cable installation and water well drilling.

         With increased offshore and natural gas drilling activity, demand for our proprietary line of eXtreme(TM) drilling products has grown. This value-added product line is specifically designed for extreme drilling conditions such as extended reach, directional, horizontal, deep gas, offshore and ultra-deepwater drilling as well as high-temperature, high-pressure and corrosive well conditions. Operators and drilling contractors have embraced this product line as a way to improve their efficiency and assure performance when drilling under these conditions. We believe that our eXtreme(TM) product line offers some of the highest-performance drilling products ever brought to market and provides our customers with engineered solutions for some of the most challenging drilling applications.

         Sales of our drilling products are materially affected by the domestic and worldwide rig counts and customer drill pipe inventory levels. Demand for drilling products was very depressed during 1999 and early 2000 due to extremely low drilling activity. Demand increased slowly during 2000 as the North American rig count increased and our customers began to re-deploy their rigs and utilize their exiting drill pipe inventory. As we entered into 2001, the demand for all of our drilling products improved significantly such that we currently have a drill pipe backlog of around six months. We expect that this demand and backlog will grow throughout 2001 and into 2002 as offshore and international drill increases and older drill pipe on existing rigs is replaced.

         Engineered Connections. Our engineered connections segment designs, manufactures and sells a complete line of premium connections and associated premium tubular products and accessories. The term "engineered" connections refers to threaded connections with a gas-tight seal and the ability to handle high torque, tension and pressure. "Premium" tubulars are seamless casing and tubing (as opposed to rolled welded) with high-alloy chemistry and superior burst and collapse-resistance characteristics under harsh conditions. Our connections and premium products are used primarily for the completion of gas wells and offshore and other wells that are drilled in harsh high temperature or high-pressure environments or in environmentally sensitive areas.

         Our premium connection and tubular product offerings include Atlas Bradford(R) premium engineered connections and tubing, TCA(TM) premium casing, Tube-Alloy(TM) vacuum insulated tubing and tubular accessories, and XL Systems(TM) large diameter marine conductors and related installation services. We also provide premium and API threaded couplings and third party connections on specialty, completion and other products. We have been involved in the design and development of premium oilfield connections for over 40 years and are recognized in the industry as one of the leading providers of premium connection technology.

          We generally market and sell our connections either as a service where our connection is threaded on a customer's tubular or tool or as a part of a complete product manufactured or supplied by us, e.g. when we sell our own premium casing, tubing or couplings threaded with our premium connections. The market for premium connections and tubulars is heavily dependent on oil and gas completion activity and, in the case of tubing and casing, the level of distributor inventories of oil country tubular goods.

         For additional information about us and our operations, you should read our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, which we have incorporated into this Prospectus by reference.

BUSINESS STRATEGY

         Our principal objective is to maximize shareholder value. In the short term, we intend to accomplish this objective by focusing on the financial performance of our existing businesses and assets. We are currently concentrating on improving the pricing of our products, increasing our sales through increased manufacturing capabilities and market innovation and reducing our manufacturing and other costs. We are beginning to see the preliminary results from actions that were recently implemented and we expect that our efforts will result in higher returns to our shareholders and will allow us to compete effectively in both strong and weak markets.

         Longer term, we believe that our company must position itself for growth beyond that of the rest of the industry. To achieve this goal, our strategy is to build on our core strengths and to take advantage of new opportunities in our industry as they present themselves. In doing so, we intend to:

         o Continually maintain and strengthen our position as the world's leading provider of drill stem products. We expect to accomplish this objective by adding new technologies and products and improving our manufacturing processes and cost structure. We are currently implementing a capital improvement program aimed at improving our efficiency and automating much of our drill pipe manufacturing, with the goal of substantially reducing our manufacturing costs and making our Navasota drill pipe operations the lowest cost operation in the industry. We also intend to pursue additional international expansion opportunities and may seek further integration opportunities where desirable.

         o Improve our threaded connection technology and market position by developing new thread designs either alone or through joint ventures with other industry leaders, such as our connection project for expandable tubulars with Enventure Global Technology, LLC.

         o Add new capabilities that are complimentary to our existing product lines through acquisitions, internal development and strategic joint venture and alliance arrangements, such as our titanium drill pipe joint venture with RTI Energy Systems, Inc. We expect that these new capabilities will build on our strengths in the areas of manufacturing, drilling and natural gas and offshore development and production. We also intend to look for new technologies that will add value to our customers and distinguish us from our competitors.

         o Grow through future opportunistic-based acquisitions. Although future opportunities cannot easily be predicted, our future acquisitions would likely seek to reduce some of the cyclical exposure of our drill products operations by focusing on secular growth opportunities and businesses that participate in different phases of the drilling and production cycle that we currently do.

THE SPINOFF

         Until April 14, 2000, we were a wholly owned subsidiary of Weatherford International, Inc. We were spun off from Weatherford on April 14, 2000, through a distribution by Weatherford to its stockholders of all of our common stock. As a result Weatherford no longer has an ownership interest in us.

         We were spun off from Weatherford to allow us to develop our own strategy for growth and to fund that growth through our own capital resources. We believe that although many opportunities existed for us to pursue new opportunities and acquisitions in the tubular and drilling industry before the spinoff, we were unable to take full advantage of those opportunities as part of Weatherford. As a business segment of Weatherford, we competed with Weatherford's other businesses for capital, and additional material investments in our businesses were considered to be inconsistent with the strategic direction and focus of Weatherford's other businesses.

         Our principal executive offices are located at 1450 Lake Robbins Drive, Suite 600, The Woodlands, Texas 77390 and our telephone number is (281) 297-8500. Our common stock is traded on the New York Stock Exchange under the symbol "GRP".

                           FORWARD-LOOKING STATEMENTS

         In this prospectus, we make forward-looking statements. We cannot assure you that the plans, intentions ore expectations upon which our forward-looking statements are based will occur. Our forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed elsewhere in this prospectus and the documents that are incorporated by reference into this prospectus. In particular, you should read the section entitled "Risk Factors" below as well as our "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements and Exposures" included in our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, which are incorporated by reference into this Prospectus and outlines many of our assumptions upon which our forward-looking statements are based and the risks associated with such assumptions and statements.

         Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in our forward-looking statements. We urge you to carefully consider those factors.

         Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

                                 USE OF PROCEEDS

         We will not receive any proceeds from any sale of shares of common stock by the Selling Stockholder.

                                  RISK FACTORS

         YOUR INVESTMENT IN THE COMMON STOCK WILL INVOLVE RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE ANY COMMON STOCK. In particular, you should read the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements and Exposures" included in our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, which describe in detail various risks associated with our Company and its business, including the following:

A MATERIAL DECLINE IN WORLDWIDE DRILLING ACTIVITY WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

    Our business is materially dependent on the level of drilling activity worldwide, which in turn depends primarily on prices for oil and gas. Lower drilling activity not only decreases demand for our products, but following rapid declines in drilling such as occurred in late 1998, the resulting oversupply of used drill pipe of reasonable quality further impairs our revenues. In general, we believe that our drill stem business trails changes in the rig count by six to nine months due in part to the time required for the industry to consume excess inventory of stockpiled used drill pipe. When drilling activity declined in the second half of 1998 and 1999, our revenues and profitability declined significantly. In addition, substantially all of our customers are engaged in the oil and gas industry. This concentration of customers may impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic and industry conditions. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables extensions of credit. We maintain reserves for potential credit losses, and generally, actual losses have historically been within our expectations.


AN ECONOMIC DOWNTURN COULD ADVERSELY AFFECT DEMAND FOR OUR PRODUCTS AND SERVICES AND OUR RESULTS OF OPERATIONS.

    The economic downturn that began in Asia in 1997 affected the economies in other regions of the world, including South America and the former Soviet Union, and contributed to the decline in the price of oil and the level of drilling activity. The United States and worldwide economies (particularly in Europe and Japan), have recently begun to decline. If these declines were to materially affect the demand for oil and gas, the price for oil and gas and our products and services could again decline and adversely affect our results of operations.

LABOR SHORTAGES COULD LIMIT OUR MANUFACTURING CAPACITY AND INCREASE OUR LABOR COSTS, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

    Our manufacturing operations are substantially dependent upon our ability to recruit and retain qualified machinists, factory workers and other laborers. As demand for our products and services improved during 2000, we increased our headcount and are continuing to recruit qualified workers. During 2000, this was increasingly difficult due to the strong labor market in the United States in general, as well as the improving conditions in the oil and gas industry in particular. Our ability to benefit from the expected continued upturn in the oil and gas industry during 2001 and achieve the expected results of operations set forth in our forward-looking statements assumes that we will continue to be able to expand our manufacturing capacity and hire and retain qualified machinists, factory workers and other laborers. Currently, demand for these employees in the markets where our manufacturing operations are located have softened and we do not expect to experience severe labor issues during 2001; however, labor shortages could limit our manufacturing capacity. If we are not able to increase our manufacturing capacity rapidly enough to take advantage of increased demand, we could lose market share and our results of operations could be adversely impacted. Additionally, if we are forced to significantly increase wages and other benefits to attract additional workers, our future operating margins may decrease.

OUR ABILITY TO MEET EARNINGS AND REVENUE GOALS FOR 2001 IS BASED UPON OUR ABILITY TO SUCCESSFULLY INCREASE OUR MANUFACTURING CAPACITY, WHICH CAN BE ADVERSELY AFFECTED BY UNEXPECTED COSTS AND DISRUPTIONS.

    We have recently taken steps to increase our manufacturing capacity and reduce manufacturing costs in all of our manufacturing operations. These activities are ongoing and will continue throughout 2001, with the goal of being able to manufacture between 2.8 and 3.0 million feet of drill pipe per quarter by the end of 2001. These steps include reallocation of manufacturing capacity among our existing product lines as well as bringing new and refurbished equipment online. Our forward-looking statements assume that the manufacturing expansion and consolidation are completed without any material disruptions or delays. If there are any material disruptions or excess costs associated with the manufacturing changes, our results of operations during 2001 could be adversely affected.

OUR ABILITY TO MEET EARNINGS AND REVENUES GOALS FOR 2001 IS BASED UPON OUR ABILITY TO SUCCESSFULLY RAISE PRICES FOR OUR DRILL STEM PRODUCTS, WHICH CAN BE ADVERSELY AFFECTED BY CHANGES IN INDUSTRY CONDITIONS AND COMPETITIVE FORCES.

    Beginning in 2001, we initiated substantial price increases for our drill stem products, with the expectation that these price increases will begin benefiting revenues and operating profit during the third quarter of 2001, when we expect our existing backlog to have been produced. Our ability to raise and maintain prices are subject to various risks, including adverse changes in industry conditions and regulation as well as unexpected actions by our competitors. Our forward-looking statements and expectations assume that such price increases will be successful without any material adverse affects on our backlog or volumes produced.

OUR INTERNATIONAL OPERATIONS MAY EXPERIENCE SEVERE INTERRUPTIONS DUE TO POLITICAL, ECONOMIC OR OTHER RISKS, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    For the first quarter of 2001, we derived approximately 13% of our total revenues from our facilities outside the United States. We expect this percentage to increase substantially as demand for our drill stem products improves and our expectations for 2001 depend on our ability to increase our international sales. In addition, many of our key manufacturing operations are outside the United States. Our operations in certain international locations, including Mexico, Austria, Italy, China and Indonesia, are subject to various political and economic conditions existing in those countries that could disrupt operations. These risks include

         O currency fluctuations and potential devaluations in most countries, in particular those in South America and Asia and,

         O currency restrictions and limitations on repatriation of profits in various countries and -- political instability.

Our foreign operations may suffer disruptions, and we may incur losses that will not be covered by insurance. Any material currency fluctuations or devaluations or political disruptions that disrupt oil and gas exploration and production or the movement of funds and assets could adversely affect our results of operations and financial position.

OUR LONG-TERM SUPPLY CONTRACT MAY OBLIGATE US TO PURCHASE UNNEEDED MATERIALS, AND AN INCREASE IN THE COST OF EUROS WOULD MAKE THOSE MATERIALS MORE EXPENSIVE TO US.

    We have entered into an agreement with Voest-Alpine Stahlrohr Kindberg GmbH& Co. KG, an entity of which we own 50.01%, to purchase 60,000 metric tons of raw materials per year for the next three years. Our future results could be adversely affected if we are unable to use or resell these tubulars. In addition, we have agreed to be responsible for paying any "anti-dumping" duties in the United States on the resale of these tubulars, which could affect our ability to resell the tubulars in the United States. Further, our long-term supply contract with Voest-Alpine is denominated in Euros. We have no significant offsetting revenues in Euros, and we cannot currently hedge against this contract for its entire term. Thus, a material long-term strengthening of the Euro versus the U.S. dollar could adversely affect our results of operations.

WE COULD BE SUBJECT TO SUBSTANTIAL LIABILITY CLAIMS, WHICH WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

    Many of our products are used in hazardous drilling and production applications where an accident or a failure of a product can cause personal injury, loss of life, damage to property, equipment or the environment, as well as the suspension of the end-user's operations. If our products were to be involved in any of these difficulties, we could face litigation and may be held liable for those losses. Our insurance coverage may not be adequate in risk coverage or policy limits to cover all losses or liabilities that we may incur. Moreover, we may not be able in the future to maintain insurance at levels of risk coverage or policy limits that we deem adequate. Any claims made under our policies likely will cause our premiums to increase. Any future damages deemed to be caused by our products or services that are not covered by insurance, or that are in excess of policy limits or subject to substantial deductibles, could have a material adverse effect on our business, results of operations and financial condition.

WE ARE SUBJECT TO ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS THAT EXPOSE US TO POTENTIAL FINANCIAL LIABILITY.

    Our operations are regulated under a number of federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of hazardous materials. Compliance with these environmental laws are a major consideration in the manufacturing of our products, as we use and generate hazardous substances and wastes in our manufacturing operations, and we may be subject to material financial liability for any investigation and clean-up of such hazardous materials. In addition, many of our current and former properties are or have been used for industrial purposes. Accordingly, we also may be subject to financial liabilities relating to the investigation and remediation of hazardous materials resulting from the action of previous owners or operators of industrial facilities on those sites. Liability in many instances may be imposed on us regardless of the legality of the original actions relating to the hazardous or toxic substances or whether or not we knew of, or were responsible for, the presence of those substances. We are also subject to various federal, state, local and foreign laws and regulations relating to safety and health conditions in our manufacturing facilities. Those laws and regulations may also subject us to material financial penalties or liabilities for any noncompliance, as well as potential business disruption if any of our facilities or a portion of any facility is required to be temporarily closed as a result of any violation of those laws and regulations. Any such financial liability or business disruption could have a material adverse effect on our financial condition and results of operations.

OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED IF THE ANTIDUMPING ORDERS COVERING ARGENTINA, JAPAN, KOREA, ITALY AND MEXICO WERE REVOKED.

    As described in our Annual Report on Form 10-K, the International Trade Commission and the U.S. Department of Commerce are conducting "sunset reviews" of antidumping orders covering Argentina, Italy, Japan, Korea and Mexico. Many of the worlds largest OCTG producers are located in these countries. If these orders were revoked, these producers of oil country tubular goods would be able to import tubular products into the United States without the restriction of these orders, which would subject us to increased competition and potentially decrease our domestic market share as well as the prices we receive and expect to receive for our products, which would adversely affect our results of operations.

WE COULD BE SUBJECT TO ADDITIONAL EXPENSES FROM THE WATTS LITIGATION.

    As more fully described in our Annual Report on Form 10-K, we have recorded an additional reserve as a result of a jury verdict in litigation involving John
D. Watts and our XL Systems subsidiary. The trial judge has the discretion to award additional damages and attorney's fees that could increase our liability by an additional $3.5 million and $4.5 million which could reduce our net income. The trial judge also has the discretion to permanently enjoin us from utilizing the premium connection that was the subject of the litigation in its current configuration in the United States. We have identified and currently are testing a redesign of this connection that will be outside the scope of the trial court's and jury's decision, and therefore, do not expect any injunction to have a material effect on our operations.

                           DESCRIPTION OF COMMON STOCK

         Our authorized capital stock consists of 300 million shares of our common stock and 10 million shares of preferred stock, par value $.01 per share, of which, approximately 109.0 million shares of our common stock are issued and outstanding. No shares of our preferred stock are issued or outstanding (unless indicated otherwise in a prospectus supplement). All of the shares of our common stock issued and outstanding have been validly issued and are fully paid and nonassessable.

COMMON STOCK

     Voting Rights

         Holders of our common stock will be entitled to one vote for each share on all matters voted on by stockholders. Our common stock will possess all voting power of Grant Prideco, except as otherwise required by law or provided in any resolution adopted by our board designating any series of our preferred stock. The shares of our common stock will not have cumulative voting rights.

         Although the holders of our common stock are generally entitled to vote for the approval of amendments to our certificate of incorporation, the voting rights of the holders of our common stock are limited with respect to certain amendments to our certificate of incorporation that affect only the holders of our preferred stock. Specifically, subject to the rights of any outstanding shares of any series of our preferred stock, our certificate of incorporation may be amended from time to time in any manner that would solely modify or change the relative powers, preferences and rights and the qualifications or restrictions of any issued shares of any series of our preferred stock then outstanding with the only required vote or consent for approval of such amendment being the affirmative vote or consent of the holders of a majority of the outstanding shares of the series of our preferred stock so affected, provided that the powers, preferences and rights and the qualifications and limitations or restrictions of such series after giving effect to such amendment are no greater than the powers, preferences and rights and qualifications and limitations or restrictions permitted to be fixed and determined by the board of directors with respect to the establishment of any new series of shares of our preferred stock pursuant to the authority vested in the board of directors as to such matters.

     Dividend Rights

         Subject to any preferential or other rights of any outstanding series of our preferred stock that our board may designate, and subject to contractual restrictions contained in our debt agreements, holders of our common stock will be entitled to such dividends as may be declared from time to time by our board from funds legally available therefor.

     Liquidation Rights and Other Provisions

         Subject to the prior rights of creditors and the holders of any of our preferred stock that may be outstanding from time to time, the holders of our common stock are entitled in any liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.

         Our common stock is not liable for any calls or assessments and is not convertible into any other Securities. Our certificate of incorporation will provide that the private property of the stockholders shall not be subject to the payment of corporate debts. There are no redemption or sinking fund provisions applicable to our common stock.

     Transfer Agent And Registrar

         The registrar and transfer agent of our common stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

         Under our Certificate of Incorporation, the Board of Directors of Grant Prideco is authorized, without further stockholder action, to issue from time to time up to 10,000,000 shares of Preferred Stock and to fix and determine voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any series of Preferred Stock, including, without limitation, any voting rights, any dividends payable and any right of the shares of that series to convert into or be exchanged for other Securities of Grant Prideco (provided, however, that any Securities issuable upon conversion or exchange of Preferred Stock will be subject to registration under the Securities Act or an applicable exemption therefrom). The Board of Directors of Grant Prideco, without stockholder approval, could authorize the issuance of Preferred Stock with voting, conversion and other rights that could adversely affect the voting power (if any) and other rights of other series of the Preferred Stock or of the Common Stock. As of the date of this prospectus we have no Preferred Stock outstanding.

NO PREEMPTIVE RIGHTS

         No holder of any stock of Grant Prideco of any class authorized at the distribution date will have any preemptive right to subscribe to any securities of Grant Prideco of any kind or class.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

         As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless:

o before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

o following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

         Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

NOMINATION OF DIRECTORS

         Our bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the board or a committee thereof, of candidates for election as directors.

This nomination procedure requires that a stockholder give advance written notice, in proper form, of a planned nomination for the board to the Secretary of Grant Prideco. The requirements as to the form and timing of that notice, which are specified in our bylaws, are not inconsistent with the requirements of the Securities Exchange Act of 1934 for a stockholder proposal. If a person is not nominated in accordance with this nomination procedure, that person will not be eligible for election as a director.

Although our bylaws do not give the board any power to approve or disapprove stockholder nominations for the election of directors, our bylaws may have the effect of precluding a nomination for the election of directors at a particular meeting if the proper procedures are not followed and may discourage a third party from soliciting proxies to elect its own slate of directors or otherwise attempting to obtain control of Grant Prideco, even if that solicitation or attempt might be beneficial to us and our stockholders.


                  PLAN OF DISTRIBUTION AND SELLING STOCKHOLDER

         The shares are held by David R. Hall. Mr. Hall acquired the shares in connection with an acquisition by the Company. Mr. Hall does not currently hold an officer or director position with Grant Prideco or any of its affiliates. The following table sets forth the name of the selling security holder, the number of shares of common stock the selling security holder now owns, the number of shares of common stock the selling security holder is offering under this prospectus, and the number of shares and percentage of the class of common stock owned after completion of the offering.

                                                        No. of shares owned
                            No. of shares of           and percentage ownership
Selling Stockholder       Common stock offered       upon completion of offering
-------------------       --------------------       ---------------------------
David R. Hall                     631,579                         --

         The selling security holder may effect distribution of the shares from time to time in one or more transactions (which may involve block transactions) in the following manner: on the New York Stock Exchange or in the over-the-counter market or in transactions other than on the New York Stock Exchange or in the over-the-counter market, or in a combination of any of these transactions. The transactions may be effected by the selling security holder at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling security holder may from time to time offer its shares through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling security holder or the purchasers of the shares for whom they act as agent. From time to time the selling security holder may engage in short sales against the box, puts and calls and other transactions in securities of Grant Prideco, or derivatives of Grant Prideco securities, and may sell and deliver their shares in connection with these transactions. In addition, the selling security holder may from time to time sell the shares in transactions permitted by Rule 144 under the Securities Act. As of the date of this prospectus, no underwriter, broker, dealer or agent has been engaged by Grant Prideco or the selling security holder in connection with the distribution of securities under this prospectus by the selling security holder. To the extent required, the following will be set forth in the applicable prospectus supplement:

         o        number of securities to be sold o the purchase price

         o the name of any applicable agent, broker, dealer or underwriter o any applicable commissions with respect to a particular offer

         o The aggregate net proceeds to the selling security holder from the sale of their securities will be the sale price of those shares, less any commissions, if any, and other expenses of issuance and distribution not borne by Grant Prideco.

         The selling security holder and any brokers, dealers, agents or underwriters that participate with the selling securityholder in the distribution of securities may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the shares purchased by them maybe deemed to be underwriting discounts and commissions under the Securities Act. Grant Prideco will pay the registration fee and its out-of-pocket fees and expenses in connection with the prospectus and filing of the registration statement of which this prospectus is a part.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the common stock will be passed upon for us by Philip Choyce, our Vice President and General Counsel.

                                     EXPERTS

         The audited financial statements incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy and document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's wed site at http://www.sec.gov. In addition, documents filed by Grant Prideco can be inspected at the offices of the New York Stock Exchange, Inc., New York, New York.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our:

         o        Registration Statement on Form 10 (File No. 001-15423);

         o Annual Report on Form 10-K for the year ended December 31, 2000;

         o Quarterly Report on Form 10-Q for the periods ended March 31, 2001; and

         o and any future filings we make with the SEC under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

         We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to Philip A. Choyce, Corporate Secretary, Grant Prideco Inc., 1450 Lake Robbins Drive, Suite 600, The Woodlands, Texas 77380; telephone number: (281) 297-8500.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses in connection with the distribution of the Securities covered by this Registration Statement. All of the expenses will be borne by the Company except as otherwise indicated.

Registration fee under the Securities Act                              $ 3,605
Printing and engraving expenses                                          5,000
Legal fees and expenses                                                 10,000
Accounting fees and expenses                                            10,000
Miscellaneous                                                            5,000
                                                                       -------
         Total                                                         $33,605


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Delaware law and our certificate of incorporation and bylaws include provisions designed to limit the liability of our officers and directors and, in certain circumstances, to indemnify our officers and directors against certain liabilities. These provisions are designed to encourage qualified individuals to serve as our officers and directors.

     Exculpation Of Monetary Liability

Under Delaware law, a corporation may include provisions in its certificate of incorporation that relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including

o        a breach of the director's duty of loyalty,

o acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law,

o the approval of an improper payment of a dividend or an improper purchase by the corporation of the corporation's stock, or

o any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation will provide that our directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duty, subject to the restrictions above. These limitations of liability may not affect claims arising under the federal securities laws.

      Indemnification

Under Section 145 of the Delaware General Corporation Law and our bylaws, we are obligated to indemnify our present and former directors and officers and may indemnify other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action"), if the person to whom indemnity is granted acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to Grant Prideco.

Under the Indemnity Agreement, Grant has agreed to indemnify Lehman Brothers Inc. against certain liabilities under the Securities Act. Under the Asset Purchase Agreement Grant has agreed to indemnify the Selling Stockholder for certain liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS.

1.1       Registration Rights Agreement between Grant Prideco, Inc. and David R.
          Hall

2.1(b) Distribution Agreement, dated as of March 22, 2000, between Weatherford and Grant

4.1(a) Amended and Restated Loan and Security Agreement, dated July 10, 2000 among Grant Prideco, Inc. and certain of its subsidiaries, the Lenders identified therein and Transamerica Business Corporation, as agent.

4.2(a)    Amendment No. 1 to Amended and Restated Loan and Security Agreement;

4.3(a)    Amendment No. 2 to Amended and Restated Loan and Security Agreement;

4.4(a)    Amendment No. 3 to Amended and Restated Loan and Security Agreement;

4.5(c) Guaranty by Grant Prideco, Inc.'s subsidiaries in favor of Transamerica Business Credit Corporation, as agent

4.6(a) Amended and Restated Pledge Agreement, by Grant Prideco, Inc.'s subsidiaries in favor of Transamerica Business Credit Corporation, as agent

4.7(a)    Indenture for 9 5/8% Senior Notes due 2007

4.8(a)    Form of 9 5/8% Senior Notes due 2007 (included as part of Exhibit 4.7)

5.1       Opinion of Philip Choyce

21.1(a)   List of Subsidiaries of Grant

23.1      Consent of Arthur Andersen LLP

23.2      Consent of Philip Choyce (contained in Exhibit 5.1)

(a) Incorporated by reference from Grant's Annual Report on Form 10-K for the year ended December 31, 2000.
(b) Incorporated by reference from Grant's Registration Statement on Form 10 (File No. 00115423).
(c) Incorporated by reference from Grant's Registration Statement on Form S-3 (File No. 333-35272)

ITEM 17. UNDERTAKINGS.

The registrant hereby undertakes:

o To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     O to include any prospectus required by section 10(a)(3) of the Act of 1933;

     O to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     O to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in the previous two clauses do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

o That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

o To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

o That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

o That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Grant Prideco, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on May 24, 2001.

GRANT PRIDECO, INC.

By:   /s/ CURTIS W. HUFF
    -------------------------------------------------
      Curtis W. Huff, President and Chief Executive Officer

Know all men by these presents, that each individual whose signature appears below constitutes and appoints Bernard J. Duroc-Danner and Curtis W. Huff and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on May 24, 2001.


/s/ CURTIS W. HUFF                     Chief Executive Officer, President and
----------------------------------     Director (principal executive officer)
Curtis W. Huff

/s/ FRANCES R. POWELL                  Chief Financial Officer, Vice President
----------------------------------     and Treasurer (principal financial and
Frances R. Powell                      accounting officer)

                                       Chairman of the Board, Director
----------------------------------
Bernard J. Duroc-Danner

                                       Director
----------------------------------
Eliot M. Fried

/s/ SHELDON B. LUBAR                   Director
----------------------------------
Sheldon B. Lubar

                                       Director
----------------------------------
William E. Macaulay

/s/ ROBERT K. MOSES, JR.               Director
----------------------------------
Robert K. Moses, Jr.

/s/ ROBERT A. RAYNE                    Director
----------------------------------
Robert A. Rayne

                               INDEX TO EXHIBITS


1.1       Registration Rights Agreement between Grant Prideco, Inc. and David R.
          Hall

2.1(b) Distribution Agreement, dated as of March 22, 2000, between Weatherford and Grant

4.1(a) Amended and Restated Loan and Security Agreement, dated July 10, 2000 among Grant Prideco, Inc. and certain of its subsidiaries, the Lenders identified therein and Transamerica Business Corporation, as agent.

4.2(a)    Amendment No. 1 to Amended and Restated Loan and Security Agreement;

4.3(a)    Amendment No. 2 to Amended and Restated Loan and Security Agreement;

4.4(a)    Amendment No. 3 to Amended and Restated Loan and Security Agreement;

4.5(c) Guaranty by Grant Prideco, Inc.'s subsidiaries in favor of Transamerica Business Credit Corporation, as agent

4.6(a) Amended and Restated Pledge Agreement, by Grant Prideco, Inc.'s subsidiaries in favor of Transamerica Business Credit Corporation, as agent

4.7(a)    Indenture for 9 5/8% Senior Notes due 2007

4.8(a)    Form of 9 5/8% Senior Notes due 2007 (included as part of Exhibit 4.7)

5.1       Opinion of Philip Choyce

21.1(a)   List of Subsidiaries of Grant

23.1      Consent of Arthur Andersen LLP

23.2      Consent of Philip Choyce (contained in Exhibit 5.1)

(a) Incorporated by reference from Grant's Annual Report on Form 10-K for the year ended December 31, 2000.
(b) Incorporated by reference from Grant's Registration Statement on Form 10 (File No. 00115423).
(c) Incorporated by reference from Grant's Registration Statement on Form S-3 (File No. 333-35272)